Exhibit (a)(5)(D)

The Cutrale and Safra Groups Extend Tender Offer for Chiquita Brands International, Inc.

NEW YORK, December 4, 2014 — The Cutrale and Safra Groups (“Cutrale-Safra”) today announce via its affiliate, Cavendish Acquisition Corporation, that the previously announced tender offer for all outstanding shares of common stock of Chiquita Brands International, Inc. (“Chiquita”) (NYSE: CQB) at a price of $14.50 per share, net to the seller in cash, without interest and subject to any required withholding taxes, will be extended until 12:00 midnight, New York City time, at the end of the day on Tuesday, December 23, 2014, unless further extended or terminated. All other terms and conditions of the tender offer, as amended, including the condition requiring certain antitrust approvals, remain unchanged.

Computershare Trust Company, N.A., the depositary for the tender offer, has advised that as of midnight, New York City time, at the end of the day on December 3, 2014, approximately 34,622,609 shares of Chiquita common stock (excluding 2,037,339 shares of Chiquita common stock subject to notices of guaranteed delivery) had been validly tendered (and not validly withdrawn) pursuant to the tender offer, representing approximately 73.49 percent of the outstanding shares of Chiquita common stock.

As of December 3, 2014, merger antitrust filings have been made with antitrust authorities in the United States of America (under the HSR Act), the European Union, Switzerland, Ukraine, Russia, Turkey, Ecuador and Costa Rica. On November 25, 2014, the antitrust authorities in Costa Rica notified the parties that Cutrale-Safra’s proposal as filed to acquire all outstanding shares of common stock of Chiquita is authorized in Costa Rica, and accordingly, all applicable consents and approvals for the proposed acquisition required under the applicable antitrust laws in Costa Rica have been received. On December 2, 2014, both the FTC and the DOJ granted early termination of the applicable waiting period under the HSR Act. Accordingly, the condition to the tender offer relating to the expiration or termination of the waiting period under the HSR Act has been satisfied. On December 3, 2014, the 3rd Chamber of Supervision and Enforcement Department of the antitrust authorities in Turkey notified the parties that Cutrale-Safra’s proposal as filed to acquire all outstanding shares of common stock of Chiquita is authorized in Turkey, and accordingly, all applicable consents and approvals for the proposed acquisition required under the applicable antitrust laws in Turkey have been received.

The remaining antitrust filings are subject to customary review periods in each of the jurisdictions listed above.  Cutrale-Safra, subject to the satisfaction of all conditions, presently expects to be in a position to accept shares of Chiquita common stock for payment no later than the first half of January 2015, although the acceptance time under the offer may be earlier upon receipt of early termination in appropriate jurisdictions.

About Chiquita Brands International, Inc.
Chiquita Brands (NYSE:CQB) is a leading international marketer and distributor of nutritious, high-quality fresh and value-added food products - from energy-rich bananas, blends of convenient green salads and other fruits to healthy snacking products. The company markets its healthy, fresh products under the Chiquita® and Fresh Express® premium brands and other related trademarks. With annual revenues of more than $3 billion, Chiquita employs approximately 20,000 people and has operations in nearly 70 countries worldwide. For more information, please visit www.chiquita.com.

About Cutrale Group
The Cutrale Group refers to the global agribusiness operations owned by the Cutrale family. Entities within the Cutrale Group collectively make up one of the world’s most highly regarded agribusiness and juice companies in the world and one of the world’s leading orange juice processors for frozen concentrated orange juice and not-from-concentrate fresh juices. The entities within the Cutrale Group together account for over one-third of the $5 billion orange juice market. The global business operations of the entities within the Cutrale Group include oranges, apples, peaches, lemons and soybeans. The operations of the Cutrale Group entities have a vast network and knowhow of farms, processing, technology, sourcing, distribution, logistics, and marketing of juices and fruits.

About Safra Group
The Safra Group refers to an international network of companies, businesses and operations controlled by Joseph Safra. The entities comprising the Safra Group conglomerate collectively have assets under management of over $200 billion and aggregate stockholder equity of approximately $15.3 billion, operate banks and invest in other businesses across North and South America, Europe, the Middle East and Asia. Throughout these markets, entities within the Safra Group have deep, long-term relationships with major market participants, enabling the Safra Group to greatly enhance the value of the competitive position of the businesses in which any of the entities within the Safra Group invests.

No Offer or Solicitation
This communication is not intended to and does not constitute an offer to buy or the solicitation of an offer to sell any securities. The solicitation and the offer to buy shares of Chiquita Brands International, Inc. common stock is being made pursuant to the tender offer statement on Schedule TO, including the offer to purchase and other related materials, referenced below.

Important Additional Information Has Been Filed and Will Be Filed With The SEC
In connection with the offer recently commenced, on November 4, 2014 an affiliate of Cutrale-Safra filed a Tender Offer Statement on Schedule TO, containing an offer to purchase, a form of letter of transmittal and other related tender offer documents, with the U.S. Securities and Exchange Commission (the “SEC”), and Chiquita filed a Solicitation/ Recommendation Statement on Schedule 14D-9 with respect to the tender offer. The Tender Offer Statement filed by an affiliate of Cutrale-Safra and the Solicitation/ Recommendation Statement filed by Chiquita have been mailed to shareholders of Chiquita. INVESTORS AND SHAREHOLDERS ARE URGED TO READ THE TENDER OFFER STATEMENT (INCLUDING THE OFFER TO PURCHASE, THE FORM OF LETTER OF TRANSMITTAL AND OTHER TENDER OFFER RELATED DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9, AND ANY AMENDMENTS THERETO, AS WELL AS OTHER DOCUMENTS FILED WITH THE SEC, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and shareholders are able to obtain free copies of the Tender Offer Statement, the Solicitation/Recommendation Statement and other documents filed with the SEC by Chiquita through the website maintained by the SEC at www.sec.gov. In addition, investors and shareholders are able to obtain free copies of the Tender Offer Statement, the Solicitation/Recommendation Statement and other documents filed with the SEC by Chiquita by contacting Chiquita Investor Relations at: Chiquita Brands International, Inc., c/o Corporate Secretary, 550 South Caldwell Street, Charlotte, North Carolina 28202 or from the Information Agent named in the tender offer materials.

Forward-Looking Statements
This communication contains certain “forward-looking statements” with respect to certain plans and objectives of Chiquita and Cutrale-Safra with respect to the proposed acquisition of Chiquita by Cutrale-Safra, the tender offer and the related merger, including the timing of the completion of the tender offer and the merger, under the merger agreement between Chiquita and Cutrale-Safra. These forward-looking statements can be identified by the fact that they do not relate only to historical or current facts. By their nature, forward-looking statements involve known and unknown risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. There are several factors which could cause actual plans to differ materially from those expressed or implied in forward-looking statements. Such factors include, but are not limited to, the risk that the acquisition of Chiquita and the tender offer and the merger may not be consummated in a timely manner as a result of pending regulatory approvals. Neither Chiquita nor Cutrale-Safra or Cavendish Acquisition Corporation assumes any obligation to update the information contained in this communication (whether as a result of new information, future events or otherwise), except as required by applicable law.

Cutrale-Safra Media Contact: Jeremy Fielding / Stef Goodsell
Kekst and Company
(212) 521-4858/4878
jeremy-fielding@kekst.com/stef-goodsell@kekst.com

Chiquita Contacts
Investors
Steve Himes
980-636-5636
shimes@chiquita.com

Media
Ed Loyd
1 980-636-5145
eloyd@chiquita.com
Kelly Sullivan, Averell Withers or Joe Berg
Joele Frank, Wilkinson Brimmer Katcher
1 212-355-4449